EXHIBIT 99.1

Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204 News Release

FOR RELEASE	Media Contact:
5 a.m. EDT, November 1, 2007	Gail Baker
Director, Corporate Communications
Phone: 503-464-8693

Investor Contact:
Bill Valach
Director, Investor Relations
Phone: 503-464-7395

Portland General Electric reports third quarter

2007 earnings results

Reaffirms 2007 guidance and announces 2008 guidance

Portland, Ore. - Portland General Electric Company (NYSE: POR) today reported net income of $20 million, or $0.32 per diluted share, for the quarter ending September 30, 2007, compared to $10 million, or $0.16 per diluted share, for the third quarter 2006. The improved results were primarily attributable to the approximate $18 million after tax impact of Senate Bill 408 (SB 408), an Oregon utility income tax law, with an estimated amount to be collected from customers recorded in the third quarter of 2007 compared to a refund to customers recorded in the same period in 2006. Higher power costs and administrative and general expenses during the third quarter partially offset the impact of SB 408.

"We continue our commitment to meet growing demand in our service territory through strong, efficient operations," said Peggy Fowler, CEO and president of PGE. "We remain focused on providing our customers with safe, reliable power, and our strategic investment in the Biglow Canyon Wind Farm will help us meet our customers' energy needs."

Third Quarter 2007 Summary

  Total customers served increased by 1.3 percent to approximately 804,000 as of September 30, 2007, as compared to approximately 793,000 as of September 30, 2006.
  Total retail energy deliveries were relatively unchanged, with 4,711,000 MWhs in 2007 compared to 4,717,000 MWhs in 2006.
  Total operating revenues increased by 16.9 percent to $435 million from $372 million in 2006. The increase was a result of 2007 price increases related to higher power and fuel costs, cost recovery of the Port Westward Generating Plant (Port Westward), and an increase in the average number of customers served. The increase also includes a $28 million increase related to SB 408, with an estimated collection of $6 million (related to the 2007 tax year) recorded in the third quarter of 2007 compared to an estimated refund of $22 million (related to the 2006 tax year) recorded in the third quarter of 2006. The increase also includes the discontinuance of subscription power benefits under the Residential Exchange Program (fully offset in power costs). Partially offsetting these increases was cooler-than-normal weather in 2007 (compared to warmer-than-normal weather in 2006) resulting in reduced electricity use by customers. Wholesale revenues increased 13.3 percent from 2006 due to an increase in energy sales and an increase in wholesale energy prices caused primarily by higher prices for natural gas.
  Purchased power and fuel expenses increased by $44 million from 2006. The increase was due primarily to an increase in the average cost of generation as a result of higher costs of settled natural gas hedging transactions, an $11.5 million reduction in unrealized gains on derivative activities, and the discontinuance of subscription power benefits under the Residential Exchange Program (fully offset in revenues). Partially offsetting these increases were the displacement of power purchases with lower-cost power from Port Westward and a 4 percent decrease in total system load. Expenses for 2007 also include $11.8 million recorded for future refund to customers under the Power Cost Adjustment Mechanism (PCAM).
  Production, distribution, administrative and other expenses increased $8 million from 2006 due primarily to operating expenses at Port Westward, and higher employee benefit and customer support expenses.
  Depreciation and amortization expenses decreased by $9 million compared to 2006. The decrease is due primarily to a $7 million decrease resulting from reductions in both depreciation rates for utility plant assets and the authorized recovery of Trojan decommissioning costs, which became effective in January 2007. The decrease also reflects a $3 million reduction in the amortization of regulatory assets. These decreases were partially offset by a $2 million increase in depreciation expense due to the addition of Port Westward.
  Income taxes increased by $4 million due primarily to higher taxable income.
  Other income decreased by $3 million primarily due to lower returns on non-qualified benefit plan trust assets and higher taxes on non-utility income.

Year-to-Date 2007

For the nine months ending September 30, 2007, net income was $121 million, or $1.93 per diluted share, compared to $31 million, or $0.50 per diluted share, for the same period in 2006. The improved results were attributable to increased energy deliveries and the return of Boardman to full operation. In 2006, the Company's results included a $32 million after tax impact of incremental power costs required to replace the output of Boardman during its extended repair outage. Also contributing to the increase in earnings was a positive $26 million after tax impact from Senate Bill 408, a positive $13 million after tax impact of the deferral of a portion of the Boardman replacement power costs for future recovery and higher energy sales.

Year-to-Date 2007 Summary

  Total retail energy deliveries increased 0.8 percent for the first nine months of 2007 to 14,433,000 MWhs from 14,312,000 MWhs in 2006.
  Total operating revenues increased by 15.3 percent to $1,273 million from $1,104 million in 2006. The increase was due primarily to 2007 price increases related to higher power and fuel costs and cost recovery of Port Westward. In addition, the increase includes $42 million related to SB 408, with an estimated collection of $11 million recorded in the first nine months of 2007 compared to a $31 million refund recorded in the same period last year. Also contributing to increased revenues was the discontinuance of subscription power benefits under the Residential Exchange Program (fully offset in power costs) and higher retail energy deliveries resulting primarily from an increase in customers served. Wholesale revenues increased 30.7 percent from last year's first nine months due to increases in energy sales and in wholesale energy prices, resulting from higher natural gas prices and decreased regional hydro availability.
  Purchased power and fuel expenses increased by $47 million from last year's first nine months. The increase was due primarily to an increase in the average cost of purchased power, higher natural gas prices, higher costs of settled natural gas hedging transactions, the discontinuance of subscription power benefits under the Residential Exchange Program (fully offset in revenues) and $14.6 million recorded for future refund to customers under the PCAM. These increases were partially offset by the 2007 deferral of $20.4 million of excess Boardman power costs related to the 2005-2006 outage, unrealized losses on derivative activities of $13.3 million in 2006, and a $6 million reduction in the Company's wholesale credit reserve related to the settlement with certain California parties concerning wholesale energy transactions in 2000-2001. Partial offsets also include reduced electricity purchases to serve retail load, related to both the return of Boardman to full operation and to generation from the new Port Westward plant, and lower commercial and industrial energy sales resulting from an increase in direct access customers that purchase energy from an Electricity Service Supplier.
  Production, distribution, administrative and other expenses increased $23 million from 2006, due primarily to higher employee benefit and customer support expenses, new operating costs at Port Westward, and increased maintenance activities at Boardman and Colstrip.
  Depreciation and amortization expenses decreased by $31 million compared to 2006. The decrease was due primarily to a $19 million reduction in both depreciation rates for utility plant assets and the authorized recovery of Trojan decommissioning costs, which became effective in January 2007. In addition, there was a $9 million decrease in the amortization of regulatory assets and a $3 million reduction in the deferral of certain tax credits for future ratemaking treatment.
  Income taxes increased by $39 million in 2007 due primarily to higher taxable income.
  Other income increased $7 million in 2007 due primarily to a $4 million interest accrual on the deferred excess power costs associated with Boardman's repair outage, a $2 million increase in income from non-qualified benefit plan trust assets, and a $2 million increase in the allowance for equity funds used during construction, related primarily to Port Westward and Biglow Canyon.
  Interest charges increased $5 million in 2007, primarily due to a higher level of outstanding long-term debt resulting from the issuance of additional First Mortgage Bonds during 2006 and 2007.

Biglow Canyon Wind Farm

On October 15, 2007, PGE announced that its Biglow Canyon Wind Farm began generating electricity as the first several wind turbines began supplying power on the Pacific Northwest's electricity grid. Phase I of the project is on track for completion by December 2007, and will be comprised of 76 turbines with an installed capacity of 125 megawatts at a total estimated cost of between $255 million and $265 million (including AFDC). Biglow Canyon Phase I fulfills the Company's goals for adding renewable energy as outlined in PGE's last Integrated Resource Plan.

Phases II and III of the project are in the advanced planning stages, with an estimated total cost of $600 million to $700 million (including AFDC). Phase II is expected to be completed by the end of 2009 and Phase III is expected to be completed by the end of 2010. All three phases of the project combined are expected to have a total installed capacity of 400 to 450 megawatts.

Capital Expenditures

Capital expenditures in 2007 are estimated to total $471 million compared to actual 2006 expenditures of $371 million. Capital expenditures for 2007 consist of approximately $203 million for the Biglow Canyon Wind Farm Phase I, $19 million for Phases II and III, $178 million for ongoing production, transmission and distribution facilities, $52 million for hydro relicensing projects, $16 million for Port Westward and $3 million for Advanced Metering Infrastructure.

2007 Earnings Guidance

PGE is reaffirming its full-year 2007 earnings guidance of $2.25 to $2.35 per diluted share. Guidance continues to include one-time items totaling $0.41 per diluted share resulting from a deferral of excess power costs related to the Boardman outage and the FERC-approved settlement between PGE and certain California parties relating to wholesale energy transactions in the western markets during 2000-2001. Guidance also continues to include the effect of improved thermal plant operations and favorable hydro conditions.

2008 Earnings Guidance

PGE is providing full-year 2008 earnings guidance of $1.75 to $1.85 per diluted share. Guidance assumes normal hydro and plant operations, including a full year of operation for Port Westward and Biglow Canyon Phase I. PGE is also updating its long-term annual earnings growth expectation to 6 to 8 percent beginning with 2008.

Third Quarter 2007 Earnings Call and Webcast November 1, 2007

PGE will host a conference call with financial analysts and investors on Thursday, November 1, 2007, at 5 p.m. EDT. The conference call will be webcast live on the PGE Web site at www.PortlandGeneral.com. A replay of the call will be available beginning at 7 p.m. EDT on Thursday, November 1 through Thursday, November 8.

Peggy Fowler, CEO and president; Jim Piro, executive vice president, CFO and treasurer; and Bill Valach, director of investor relations will participate in the call. Management will respond to questions following formal comments.

The attached consolidated income statements, balance sheets, cash flow statements and supplemental operating statistics are an integral part of this earnings release.

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About Portland General Electric Company

Portland General Electric, headquartered in Portland, Ore., is a fully integrated electric utility that serves approximately 804,000 residential, commercial and industrial customers in Oregon. Visit our Web site at www.PortlandGeneral.com.

Safe Harbor Statement

Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance, statements regarding future capital expenditures, statements regarding the cost, completion and benefits of capital projects, such as the Biglow Canyon Wind Farm, as well as other statements containing words such as "anticipates," "believes," "intends," "estimates," "promises," "expects," "should," "conditioned upon" and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including matters and events related to 2007 and 2008 earnings guidance, final review of the deferral of excess power costs for the Boardman Plant outage; completion and rate treatment of Phase I of the Biglow Canyon Wind Farm and the Advanced Metering Infrastructure project; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants changes in weather, hydroelectric, and energy market conditions, which could affect the availability and cost of fuel or purchased power and the outcome of various legal and regulatory proceedings. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company's most recent Annual Report on Form 10-K and the Company's reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.

POR-F

Source: Portland General Electric Company

Portland General Electric Company and Subsidiaries Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(In Millions, Except per Share Amounts)
Operating Revenues	$435	$372	$1,273	$1,104

Operating Expenses
Purchased power and fuel	242	198	620	573
Production and distribution	36	34	109	103
Administrative and other	46	40	136	119
Depreciation and amortization	46	55	134	165
Taxes other than income taxes	20	19	60	57
Income taxes	10	6	59	20
	400	352	1,118	1,037
Net Operating Income	35	20	155	67

Other Income (Deductions)
Allowance for equity funds used during construction	4	4	13	11
Miscellaneous	2	3	10	1
Income taxes	(2)	-	(3)	1
	4	7	20	13
Interest Charges
Interest on long-term debt and other	19	17	54	49

Net Income	$20	$10	$121	$31

Common Stock:
Weighted-average shares outstanding (thousands), Basic	62,516	62,500	62,509	62,500
Weighted-average shares outstanding (thousands), Diluted	62,542	62,505	62,534	62,502
Earnings per share, Basic and Diluted	$0.32	$0.16	$1.93	$0.50
Dividends declared per share	$0.235	$0.225	$0.695	$0.45

Portland General Electric Company and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)
	September 30,	December 31,
	2007	2006
	(In Millions, Except Share Amounts)
Assets
Electric Utility Plant - Original Cost
Utility plant (includes construction work in progress of $357 and $412)	$4,942	$4,582
Accumulated depreciation	(1,936)	(1,864)
	3,006	2,718
Other Property and Investments
Nuclear decommissioning trust, at market value	45	42
Non-qualified benefit plan trust	71	70
Miscellaneous	22	26
	138	138
Current Assets
Cash and cash equivalents	60	12
Accounts and notes receivable (less allowance for uncollectible accounts of $5 and $45)	172	177
Unbilled revenues	64	88
Assets from price risk management activities	65	93
Inventories, at average cost	63	64
Margin deposits	39	46
Prepayments and other	40	25
Deferred income taxes	20	22
	523	527
Deferred Charges
Regulatory assets	385	351
Miscellaneous	36	33
	421	384
	$4,088	$3,767
Capitalization and Liabilities
Capitalization
Common stock equity:
Common stock, no par value, 80,000,000 shares authorized; 62,519,160 and 62,504,767 shares outstanding at September 30, 2007 and December 31, 2006, respectively	$645	$643
Retained earnings	664	587
Accumulated other comprehensive income (loss):
Pension and other post-retirement plans	(6)	(6)
Long-term debt	1,238	937
	2,541	2,161

Current Liabilities
Long-term debt due within one year	-	66
Short-term borrowings	-	81
Accounts payable and other accruals	215	212
Liabilities from price risk management activities	121	155
Customer deposits	5	5
Accrued interest	21	15
Accrued taxes	59	14
Dividends payable	15	14
	436	562
Other
Deferred income taxes	275	251
Deferred investment tax credits	4	7
Trojan asset retirement obligation	111	108
Accumulated asset retirement obligation	21	26
Regulatory liabilities:
Accumulated asset retirement removal costs	445	411
Other	118	112
Non-qualified benefit plan liabilities	87	84
Miscellaneous	50	45
	1,111	1,044
	$4,088	$3,767

Portland General Electric Company and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited)
	Nine Months Ended
	September 30,
	2007	2006
	(In Millions)

Cash Flows From Operating Activities:
Reconciliation of net income to net cash provided by operating activities
Net income	$121	$31
Non-cash items included in net income:
Depreciation and amortization	134	165
Deferred income taxes	20	(35)
Net assets from price risk management activities	(16)	138
Power cost deferrals	(10)	-
Regulatory deferrals - price risk management activities	16	(125)
Allowance for equity funds used during construction	(13)	(11)
Senate Bill 408 deferrals	(9)	32
Other non-cash income and expenses (net)	(5)	13
Changes in working capital:
Net margin deposit activity	7	(71)
Decrease in receivables	29	56
Increase (Decrease) in payables	41	(62)
Other working capital items - net	(15)	(27)
Other - net	(9)	6
Net Cash Provided by Operating Activities	291	110

Cash Flows From Investing Activities:
Capital expenditures	(351)	(269)
Purchases of nuclear decommissioning trust securities	(19)	(30)
Sales of nuclear decommissioning trust securities	17	16
Other - net	2	3
Net Cash Used in Investing Activities	(351)	(280)

Cash Flows From Financing Activities:
Short-term borrowings (repayments) - net	(81)	-
Repayment of long-term debt	(71)	(161)
Issuance of long-term debt (net of issuance costs of $3 and $2)	303	273
Dividends paid	(43)	(14)
Net Cash Provided by Financing Activities	108	98

Increase (Decrease) in Cash and Cash Equivalents	48	(72)
Cash and Cash Equivalents, Beginning of Period	12	122
Cash and Cash Equivalents, End of Period	$60	$50

Supplemental disclosures of cash flow information
Cash paid during the period:
Interest, net of amounts capitalized	$37	$38
Income taxes	30	73
Non-cash activities:
Accrued capital additions	33	23
Common stock dividends declared but not paid	15	14

Portland General Electric Company and Subsidiaries
Supplemental Operating Statistics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Operating revenues (millions)
Retail sales
Residential	$ 160	$ 134	$ 501	$ 448
Commercial	157	143	440	407
Industrial	41	53	119	153
Total retail sales	358	330	1,060	1,008
Direct access customers
Commercial	-	(2)	-	(4)
Industrial	(3)	(1)	(9)	(5)
Tariff revenues	355	327	1,051	999
Regional Power Act credits	-	4	42	9
Provision for collection (refund) - SB 408	6	(22)	11	(31)
Accrued revenues	1	-	1	2
Total retail revenues	362	309	1,105	979
Wholesale revenues	68	60	149	114
Other operating revenues	5	3	19	11
Total Operating Revenues	$ 435	$ 372	$ 1,273	$ 1,104

Energy sold and delivered - MWhs (thousands)
Retail energy sales
Residential	1,602	1,630	5,504	5,448
Commercial	1,910	1,939	5,442	5,460
Industrial	632	895	1,875	2,641
Total retail energy sales	4,144	4,464	12,821	13,549
Delivery to direct access customers
Commercial	135	110	376	331
Industrial	432	143	1,236	432
Total retail energy deliveries	4,711	4,717	14,433	14,312
Wholesale sales	1,221	1,119	3,161	2,628
Total energy sold and delivered	5,932	5,836	17,594	16,940

Customers - end of period
Residential	703,272	693,772
Commercial	100,110	98,964
Industrial	257	259
Total Retail Customers	803,639	792,995